Exhibit 23.1


                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]




The Board of Directors
Piedmont BankGroup Incorporated


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to changes in accounting for certain investments in debt and equity securities, impaired loans, income taxes and postretirement benefits other than pensions.

KPMG Peat Marwick LLP

Roanoke, Virginia
September 11, 1995